JANA PARTNERS LLC
                           200 Park Avenue, Suite 3300
                            New York, New York 10166


                                                         As of December 21, 2007

Brian Weinstein





Dear Brian:

             This will confirm our understanding as follows:

             You agree that you are willing, should we so elect, to become a member of a slate of nominees (the "SLATE") of JANA Master Fund, Ltd., a Cayman Islands exempted company (the "NOMINATING PARTY"), to stand for election as a director of CNET Networks, Inc. ("CNET") in connection with a proxy solicitation (the "PROXY SOLICITATION") to be conducted by the Nominating Party and certain other parties in respect of the 2008 annual meeting of stockholders of CNET expected to be held in June 2008 (including any adjournment or postponement thereof or any special meeting held in lieu thereof, the "ANNUAL MEETING") or appointment or election by other means. You further agree to serve as a director of CNET if so elected or appointed. The undersigned agrees to pay the costs of the Proxy Solicitation. The undersigned also agrees to pay you, on the terms and subject to the conditions set out in Annex A hereto, (i) in the event that you serve on the Slate and are appointed or elected and serve as a director of CNET for the remainder of the term to which you are appointed or elected, the Profit Participation Amount (as defined in Annex A), provided that if you serve only a partial term you shall receive a pro rata portion of the Profit Participation based on the number of months constituting such term which are served, or (ii) in the event that you serve on the Slate until the Annual Meeting (or the earlier abandonment of the Proxy Solicitation) but are not appointed or elected as a director of CNET, $50,000. You understand and agree that such compensation may not be paid to you, or that you may be required to refund such compensation, in the event that this Agreement is terminated by the undersigned for Cause, as more fully set out in Annex A.

             You understand that it may be difficult, if not impossible, to replace a nominee who, such as yourself, has agreed to serve on the Slate and, if elected, as a director of CNET if such nominee later changes his mind and determines not to serve on the Slate or, if elected, as a director of CNET. Accordingly, the undersigned is relying upon your agreement to serve on the Slate and, if elected, as a director of CNET. In that regard, you are being supplied with a questionnaire (a "QUESTIONNAIRE") in which you will provide the undersigned with information necessary for it to make appropriate disclosure to CNET and to use in creating the proxy materials to be sent to stockholders of CNET and filed with the Securities and Exchange Commission in connection with the Proxy Solicitation. You agree that (i) you will promptly complete and sign the Questionnaire and return it to the person indicated therein, and (ii) your


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responses  in the  Questionnaire  will be  true,  complete  and  correct  in all respects. In addition, you agree that, concurrently with your execution of this letter, you will execute and return to the person indicated in the Questionnaire the attached instrument confirming that you consent to being nominated for election as a director of CNET and, if elected, consent to serving as a director of CNET. Upon being notified that we have chosen you, we may forward your consent and completed Questionnaire (or summaries thereof) to CNET, and we may at any time, in our discretion, disclose such information, as well as the existence and contents of this letter.

             The undersigned agrees that, so long as you actually serve on the Slate, the undersigned will defend, indemnify and hold you harmless from and against any and all losses, claims, damages, penalties, judgments, awards, settlements, liabilities, costs, expenses and disbursements (including, without limitation, reasonable attorneys' fees, costs, expenses and disbursements) incurred by you in the event that you become a party, or are threatened to be made a party, to any civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal thereof, (i) relating to your role as a nominee for director of CNET on the Slate, or (ii) otherwise arising from or in connection with or relating to the Proxy Solicitation. Your right of indemnification hereunder shall continue after the Annual Meeting has taken place but only for events that occurred prior to the Annual Meeting and subsequent to the date hereof. Anything to the contrary herein notwithstanding, the undersigned is not indemnifying you for any action taken by you or on your behalf that occurs prior to the date hereof or subsequent to the conclusion of the Proxy Solicitation or such earlier time as you are no longer a nominee on the Slate or for any actions taken by you as a director of CNET, if you are elected.

             Nothing herein shall be construed to provide you with indemnification (i) if you are found to have engaged in a violation of any provision of state or federal law in connection with the Proxy Solicitation unless you demonstrate that your action was taken in good faith and in a manner you reasonably believed to be in or not opposed to the best interests of electing the Slate; (ii) if you acted in a manner that constitutes gross negligence or willful misconduct; or (iii) if you provided false or misleading information, or omitted material information, in the Questionnaire or otherwise in connection with the Proxy Solicitation. You shall promptly notify the undersigned in writing in the event of any third-party claims actually made against you or known by you to be threatened if you intend to seek indemnification hereunder in respect of such claims. In addition, upon your delivery of notice with respect to any such claim, the undersigned shall promptly assume control of the defense of such claim with counsel chosen by the undersigned. The undersigned shall not be responsible for any settlement of any claim against you covered by this indemnity without its prior written consent. However, the undersigned may not enter into any settlement of any such claim without your consent unless such settlement includes (i) no admission of liability or guilt by you, and (ii) a release of you from any and all liability in respect of such claim. If you are required to enforce the obligations of the undersigned in this letter in a court of competent jurisdiction, or to recover damages for breach of this letter, the undersigned will pay on your behalf, in advance, any and all expenses (including, without limitation, reasonable attorneys' fees, costs, expenses and disbursements) actually and reasonably incurred by you in such action, regardless of whether you are ultimately determined to be entitled to such indemnification or advancement of expenses.

             Each of us recognizes that should you be elected to the Board of Directors of CNET all of your activities and decisions as a director will be governed by applicable law and


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subject to your fiduciary duties, as applicable, to CNET and to the stockholders of CNET and, as a result, that there is, and can be, no agreement between you and the undersigned that governs the decisions which you will make as a director of CNET.


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             This letter sets forth the entire agreement between the undersigned and you as to the subject matter contained herein, and cannot be amended, modified or terminated except by a writing executed by the undersigned and you. This letter shall be governed by the laws of the State of New York, without giving effect to principles of conflicts of law.

             Should the foregoing agree with your understanding, please so indicate in the space provided below, whereupon this letter will become a binding agreement between us.


                         Very truly yours,

                         JANA PARTNERS LLC

                         By:/s/Benjamin Hoyer
                            -------------------------------------------
                            Name:   Benjamin Hoyer
                            Title:  Partner

                         CT-100 HOLDINGS, LLC

                         By: Spark Capital, L.P., its Managing Member

                         By: Spark Management Partners, LLC, its General Partner

                         By:  /s/Santo Politi
                            ---------------------------------------------
                            Name:  Santo Politi
                            Title:  Managing Member



Agreed to and accepted as of the date first written above:

/s/Brian Weinstein
---------------------------
Name:   Brian Weinstein


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                                     ANNEX A


             The "Profit Participation Amount" shall equal 10 basis points (0.1%) of the net profits (net of expenses including advisory and consulting fees including profit participations) from investments in CNET made prior to June 1, 2008 (a "QUALIFYING CNET INVESTMENT") of (A) funds, accounts or other affiliated entities managed by JANA Partners LLC ("JANA") or its affiliates (each a "JANA FUND" and collectively the "JANA FUNDS") and (B) CT-100 Holdings, LLC or funds, accounts or other affiliated entities managed by Spark Capital, LP or its affiliates (each, a "CT-100 FUND" and collectively the "CT-100 Funds").

             You will receive all or any portion of the Profit Participation Amount upon the realization of any cash proceeds (or receipt of non-cash consideration including the value of any securities received in exchange for such investment in CNET) by any JANA Fund or CT-100 Fund (excluding the exercise of options to promptly purchase longer-dated options or any other closing out of a derivative position followed by the prompt creation of another investment position); provided, however, that if upon or after the third anniversary of this Agreement any JANA Fund or CT-100 Fund, as applicable, shall not have disposed of any Qualifying CNET Investment, at your request each will be deemed for purposes of this agreement to have disposed of such Qualifying CNET Investment on the date of your request on or after such third anniversary and you will be paid any remaining Profit Participation Amount attributable to such remaining Qualifying CNET Investment due to you promptly in cash.

             You understand and agree that the compensation described in this Agreement may not be paid to you, and you further agree to refund any compensation already paid to you, in the event that this Agreement is terminated by JANA for Cause. "Cause" shall mean (i) fraud or willful misconduct by you,
(ii) a material violation by you of applicable laws, or (iii) your refusal to serve as a nominee for the Board of Directors of CNET or as a member of the Board of Directors of CNET.


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